EXECUTION VERSION

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 5, 2021 (this “Supplemental Indenture”), is by and among Booz Allen Hamilton Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Issuer and the Trustee are parties to an indenture dated as of June 17, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;
WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Issuer’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Issuer under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.
3.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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4.    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any other direct or indirect parent shall have any liability for any obligations of the Issuer or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.
5.    Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the Issuer and the New Subsidiary Guarantors shall be:
Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, Virginia 22102
Attention: Chief Financial Officer
6.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUER, EACH SUBSIDIARY GUARANTOR, ANY OTHER OBLIGOR UPON THE NOTES, AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.
8.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or each of the New Subsidiary Guarantors, as applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
LIBERTY IT SOLUTIONS, LLC,
as Subsidiary Guarantor

By:    /s/ Jacob D. Bernstein
    Name: Jacob D. Bernstein
    Title: Secretary
BOOZ ALLEN HAMILTON INC.

By:    /s/ Jacob D. Bernstein
    Name: Jacob D. Bernstein
    Title: Vice President, Deputy General
     Counsel and Secretary

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WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:    /s/ Barry Somrock
    Name: Barry Somrock
    Title: Vice President

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